I, Ward D. Stauffer, Secretary of the American Century Investment Trust, do hereby certify that the following is a true copy of certain resolutions adopted by the Board of Trustees, as appropriate, of the trust on May 19, 2017, and that such resolutions have not been rescinded or modified and are not inconsistent with the Declaration of Trust or Bylaws of the trust.

WHEREAS:

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Pursuant to a duly-executed Power of Attorney, the Directors/Trustees and officers of American Century Investment Trust (the “Funds”) have appointed Ashley L. Bergus, Ryan L. Blaine, Brian L. Brogan, Evan C. Johnson, Kathleen Gunja Nelson, and Giles M. Walsh, each of them singly, their true and lawful attorneys-in-fact, with full power of substitution, and with full power to each, for the purpose of signing on their behalf registration statements and other related documents of the Funds for the purpose of complying with all laws relating to the sale of securities of the Funds and to do all such things in their names and behalf in connection therewith.

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Such attorneys-in-fact may, from time to time, sign documents, including registration statements, amendments or supplements thereto and instruments in connection therewith, on behalf of directors and officers who have appointed them.

RESOLVED, that the Directors/Trustees hereby authorize such attorneys-in-fact to sign the documents of the Funds, including registration statements, amendments or supplements thereto and instruments in connection therewith, pursuant to the Power of Attorney so executed by the Directors/Trustees and certain officers of the Funds.

IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of May, 2017.

__/s/ Ward D. Stauffer______________________
Ward D. Stauffer
Secretary